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EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIOS

COMPASS BANCSHARES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                    Year Ended December 31
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                        (in Thousands)
Pretax income.................................... $238,493  $208,074  $185,929
Add fixed charges:
 Interest on deposits............................  350,643   346,514   306,477
 Interest on borrowings..........................  123,226    87,719    94,948
 Portion of rental expense representing interest
  expense........................................    4,726     4,182     3,951
                                                  --------  --------  --------
  Total fixed charges............................  478,595   438,415   405,376
                                                  --------  --------  --------
 Income before fixed charges..................... $717,088  $646,489  $591,305
                                                  ========  ========  ========
Pretax income.................................... $238,493  $208,074  $185,929
Add fixed charges (excluding interest on
 deposits):
 Interest on borrowings..........................  123,226    87,719    94,948
 Portion of rental expense representing interest
  expense........................................    4,726     4,182     3,951
                                                  --------  --------  --------
  Total fixed charges............................  127,952    91,901    98,899
                                                  --------  --------  --------
 Income before fixed charges (excluding interest
  on deposits)................................... $366,445  $299,975  $284,828
                                                  ========  ========  ========
RATIO OF EARNINGS TO FIXED CHARGES:
 Including interest on deposits..................     1.50X     1.47x     1.46x
 Excluding interest on deposits..................     2.86X     3.26x     2.88x
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